Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 2 to Registration Statement No. 333-227814 of our reports dated February 27, 2019, relating to the financial statements of Intellia Therapeutics, Inc. and the effectiveness of Intellia Therapeutic, Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Intellia Therapeutics, Inc. for the year ended December 31, 2018, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

February 27, 2019